Exhibit 5.01

February 24, 2014

Cadence Design Systems, Inc.

2655 Seely Avenue, Building 5

San Jose, CA 95134

Re:	Cadence Design Systems, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) of Cadence Design Systems, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended, in connection with the offering by the Company of up to 19,814 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), that are subject to issuance by the Company upon the exercise of options granted under the C2 Design Automation (d/b/a Forte Design Systems) 2010 Stock Option Plan (the “C2 Plan”). The options issuable under the C2 Plan were assumed by the Company pursuant to the terms of that certain Agreement and Plan of Merger, dated as of January 31, 2014 (the “Merger Agreement”), by and among the Company, C2 Design Automation (d/b/a Forte Design Systems), Tundra Holdings, Inc., a wholly-owned subsidiary of the Company, Electro Acquisition Corporation, an indirect subsidiary of the Company, and, solely with respect to certain sections of the Merger Agreement, Fortis Advisors LLC, for the former security holders of C2 Design Automation (d/b/a Forte Design Systems).

We have examined originals or copies of such documents, corporate records and other instruments as we have deemed necessary for the purposes of rendering this opinion.

On the basis of the foregoing, we are of the opinion that the Shares have been duly authorized and, when and to the extent issued pursuant to the C2 Plan upon receipt by the Company of the payment therefor, will be validly issued, fully paid and non-assessable.

We are members of the Bars of the States of California and New York, and the foregoing opinion is limited to the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5.01 to the Registration Statement.

Very truly yours,

/s/ Davis Polk & Wardwell LLP